Exhibit (l)(1)

CONSENT OF COUNSEL

We consent to the reference to our firm under the headings “Legal Opinions” and “Legal Counsel” in the Pre-effective Amendment No. 1 to the Registration Statement on Form N-2 of Helios Total Return Fund, Inc., as filed with the Securities and Exchange Commission on or about September 7, 2012.

/s/ Paul Hastings LLP

Paul Hastings LLP

September 7, 2012